File No. 70-7512

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                 AMENDMENT NO. 2
                                       TO
                         POST-EFFECTIVE AMENDMENT NO. 1
                             TO FORM U-1 APPLICATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
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       National Fuel Gas Company            Data-Track Account Services, Inc.
       10 Lafayette Square                  10 Lafayette Square
       Buffalo, New York  14203             Buffalo, New York  14203

                    (Names of companies filing this statement
                  and addresses of principal executive offices)
 ------------------------------------------------------------------------------

                            NATIONAL FUEL GAS COMPANY
                    (Name of top registered holding company)
 ------------------------------------------------------------------------------

       Anna Marie Cellino,                  William M. Petmecky,
       Secretary                            Secretary
       National Fuel Gas Company            Data-Track Account Services, Inc.
       10 Lafayette Square                  10 Lafayette Square
       Buffalo, New York  14203             Buffalo, New York  14203

             (Names and addresses of agents for service of process)

             It is requested that the Commission send copies of all
                     notices, orders and communications to:

                               Mark D. Buri, Esq.
                            National Fuel Gas Company
                                   Suite 1500
                               10 Lafayette Square
                             Buffalo, New York 14203

Item 1.  Description of Proposed Transaction
--------------------------------------------

The supplemental information provided in Amendment No. 1 to Post-Effective Amendment No. 1 is deleted in its entirety and replaced with the following supplement to this item:

         At this time, the applicants do not request, and do not foresee a need to request, authority to increase the capitalization of Data-Track in excess of that authorized in the 1988 Order. Similarly, the applicants do not request any expansion of Data-Track's current authority to participate in the System's money pool pursuant to the Commission's order of March 20, 1998, HCAR 26847 (the "Financing Order") (which order superceded the Commission's order of December 28, 1995, HCAR 26443 which order, in turn, replaced the 1991 Order). Pursuant to the Financing Order, among other things, Data-Track and the other participants in the System's money pool may borrow short-term funds from the money pool for general corporate purposes. Although the Financing Order does not establish any borrowing limits for the specific participants, the aggregate borrowings from the money pool are limited to $750 million at any one time.

         For purposes of this application, the applicants agree that, during each fiscal year, the total number of accounts Data-Track services for System members shall exceed the total number of accounts serviced for unaffiliated customers (the "Limit"). The applicants, however, respectfully request that the Commission reserve jurisdiction over Data-Track's ability to provide services to unaffiliated customers in an amount which exceeds the Limit pursuant to the precedent established by the Commission's Jersey Central Power & Light Company order of March 18, 1987, HCAR 24348, future Commission precedent or otherwise.


Item 6.  Exhibits and Financial Statements
------------------------------------------

         The following is hereby added:

                  Exhibits:
                  --------

                  C     -     Opinion of Counsel

                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.



Dated:   August 27, 1999


                                         NATIONAL FUEL GAS COMPANY


                                         By  /s/ Anna Marie Cellino
                                           -------------------------------------
                                           Anna Marie Cellino
                                           Secretary


                                         DATA-TRACK ACCOUNT
                                         SERVICES, INC.


                                         By  /s/ William M. Petmecky
                                           -------------------------------------
                                           William M. Petmecky
                                           Secretary